Exhibit 99.1

[GRAPHIC REMOVED HERE]

For Immediate Release

For More Information, Contact:

George D. Johnson, Jr., CEO

(864) 573-1602

Gregory R. Moxley, CFO

(864) 573-1635

EXTENDED STAY AMERICA, INC.

AMENDS CREDIT FACILITY

Spartanburg, SC – July 1, 2003 – Extended Stay America, Inc. (NYSE:ESA), a leading provider of extended stay lodging, today reported that it has amended its $900 million bank credit facility to provide flexibility for future development as well as flexibility in response to continued economic uncertainty. The amendment increases the total leverage covenant and pricing, and provides for further limitations in the negative covenants limiting indebtedness, capital expenditures, dividends, and investments.

The total leverage covenant increases to 5.50 for the period from July 1, 2003 to June 30, 2005, to 5.25 for the period from July 1, 2005 to June 30, 2006, and to 5.00 from July 1, 2006 and thereafter. The existing pricing grid pertaining to outstanding loans on the $200 million revolving facility and $200 million in term loans is amended to provide for an additional 0.25% of interest if total leverage is greater than or equal to 5.00. In addition, the amendment provides for a fixed margin of 3.75% over LIBOR on $500 million in term loans. The amendment limits capital expenditures to $65 million in the six months ending December 31, 2003, $175 million in 2004, $200 million in 2005, and $250 million in each of 2006 and 2007, with a provision which permits up to $25 million of unused capital expenditures to be carried forward to the following period.

George D. Johnson, Jr., CEO, commented, “We are excited about the increased flexibility this amendment provides the Company in these uncertain times for the lodging industry. We look forward to improving conditions and the resumption of our development program.”

Extended Stay America currently owns and operates 463 hotels under the Extended StayAmerica, StudioPLUS, and Crossland brands. The Company currently has 12 hotels under construction, 2 parcels held for future development, and 31 sites for which it holds purchase options. The Company will continue to seek the necessary approvals and permits for these sites and for additional sites, and may acquire additional parcels of real estate for future development. Construction will commence as soon as possible within the constraints of its amended Credit Facility and contingent upon a number of factors, including improvements in the overall U. S. economy, improvements in demand for lodging products in the overall lodging industry, and improvements in demand for the Company’s extended stay lodging products.

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the Company’s SEC filings.

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